EXHIBIT 4.8

Rental Contract

Lessor (Party A): Shenzhen Long Cheng Industrial Ltd

Correspondence address: Shenzhen Long Hua Da Leng Guang Nan Street 440 Long Cheng Industrial park Yue On area no. 1 office 6/F

Postal code: 518109

Contact no.: (0755) 28108099

Social Credit no.: 91440300192470540R

Legal representative: Liuqitai

Lessee (Party B): Nissin Metal Plastic (Shenzhen) Ltd.

Correspondence address: Shenzhen Long Hua Da Leng Guang Nan Street 440 Long Cheng Industrial Park 1# 5/F

Postal code: 518109

Contact no.: 13802566280

ID no. / Credit no.: _________________________

Authorized agent: __________________________

Correspondence address: ______________________________________

Postal code: ____________

Contact no.:_________________

Business License no. / ID no.: 91440300574752543F

According to <PRC Contract Law>, <PRC City Property Management Law>, <Shenzhen Rental Regulation> and other rule & regulation, <Shenzhen regarding rental safety responsibility decision> requirement, Party A & Party B compromised and setup this contract.

Clause 1

Party A lease the property (see attached Property list) located in Shenzhen Long Hua Da Leng Guang Nan Street 440 Long Cheng Industrial park, 1-5/F of Building # 1, 1-5/F of Building # 2, 1/F of Building # 8 at Long Cheng Yue On area, and 1-6/F of dormitory # C and 1-4/F of single dormitory to Party B. Total rental area is 15211 sqm (Annex: Property list).

Leased Property Owner: Shenzhen Long Cheng Industrial Ltd.

Property Certificate or other certificate to prove the ownership (right of use) no.: (see attached Property List)

Clause 2

Rental fee per construction area sqm is monthly RMB: 29.80 (Twenty Nine yuen and Eighty cents) to calculate, monthly total rental fee is RMB453,287.80 (Four Hundred Fifty Three Thousand Two Hundred Eighty Seven and cents Eighty only)

Clause 3

Party B shall pay the first deposit on 10 March 2020, deposit amount is: RMB (Four Hundred Fifty Three Thousand Two Hundred Eighty Seven and cents Eighty only)

Clause 4

Party B should pay rental fee to Party A on 10th of every month; Party A should issue the Tax invoice to Party B when receiving the rent.

Clause 5

Party B rental period is from 1st of March, 2020 to 28th February, 2023.

The rental period cannot over the period of property right of use, and cannot over 20 years, over period is ineffective.

Clause 6

Rental Property usage: Production or Office or Warehouse

Without written approval from Party A, Party B cannot alter the usage of rental property

Clause 7

Party A shall handover the rental property to Party B to use on 1st of March, 2020, and complete the handover procedure.

If Party A delays the handover time, Party B can request to extend the contract rental period. Both parties sign to confirm and file the contract.

Clause 8

When handover the property, both parties shall confirm the condition of rental building and attached facility and the attached property, and list out in the supplementary list.

Clause 9

When handover the property, Party A can collect from Party B three months (not over 3 months) rental fee as guarantee fee, i.e. RMB1,499,249.40 (One million Four hundred Ninety Nine thousand Two hundred Forty Nine and cents Forty Only).

Party A should provide receipt to Party B when received the guarantee fee.

Party A shall refund the guarantee fee to Party B under below conditions:

1.	After Contract expired: Party B pays all rental fee and other expenses.
2.	Contract expired: Party B fulfills all the requirement of the contract and the supplementary agreement.
3.	Contract terminated: Party B moves out form the property, and returns the property and attached facility in good condition to Party A

All conditions need to be fulfilled

Refund guarantee fee time and method: 10 days after Party B complete the procedure and return the rental property and attached facility.

Party A can refuse to refund the guarantee fee under one of below conditions:

1.	Contract terminated caused by breaching of contract by Party B
2.	Contract cannot be implemented caused by misconduct of Party B
3.	Contract expired or terminated, but Party B cannot return the property and attached facility in good condition in the set time to Party A

Clause 10

During the rental period, Party A is responsible for paying the fee for property usage and tax; Party B is responsible for paying water & electricity fee, cleaning fee, management fee etc expenses created by the rental property on time.

Clause 11

Party A shall ensure the safety of the hand over property and its attached facility is complied with the related regulation, law and rule.

Clause 12

Party B shall reasonably use the rental property and facility and cannot conduct illegal activities; Party A cannot interfere and hinder the normal and reasonable usage.

Clause 13

During the rental period, any damage or malfunction of rental property and facility that hinder safety or normal operation and is not caused by Party B mistake, Party B shall inform Party A on time and apply all effort to avoid the damage increase; party A shall repair or appoint third-party to repair once received the notice from Party B; in case that Party B cannot inform Party A, or Party A fails to repair in the set time, Party B can repair on behalf.

For any emergency needed to repair immediately, Party B shall repair on behalf and report to Party A the situation.

Any repair expenses occurred due to above two situations (included the reasonable expenses paid by Party B on behalf in order to prevent the damage increase) shall be responsible by Party A. If Party B fails the responsibility of above two items, by not inform or implement effective method to cause the loss expand, such (expand) repair fee shall be responsible by Party B.

Clause 14

For any damage or malfunction of rental property and facility that hinder safety or normal operation and is caused by Party B mistake or misuse, Party B shall responsible for the repair fee or compensate and inform Party A.

Clause 15

During the rental period, Party B cannot sublet all or partial rental property to third-party.

Clause 16

During the rental period, if Party A needs to transfer the ownership of whole or partial rental property, Party A shall inform Party B one month in advance. Party B shall reply Party A within 5 days after receiving the notice of transfer, and Party B has the priority right to purchase under the same condition.

Clause 17

During the rental period, this contract is allowed to terminate or alter if one of below situation occurs:

(1)	Under force majeure situation, this contract cannot be implemented.
(2)	Government requisition, retake or dismantle the rental property
(3)	Compromise by Party A & Party B

Clause 18

Party A can

1.	request Party B resume the property original condition;
2.	request Party B to compensate the loss
3.	refuse to refund the guarantee fee

if loss occurs under any one of situation below:

(I)	Party B fails to pay the rental fee and overdue for 30 days (1 month) or above;
(II)	Party B overdue causes Party A loss and reach the amount of RMB_______ or above
(III)	Party B conducts illegal activities which damage the public interest or third-party interest
(IV)	Party B alters the building construction or usage by himself.
(V)	Party B breaches the Clause 14 of this contract by not bearing the responsible of repairing or paying repair fee, so that the property or facility seriously damage.
(VI)	Without the written approval from Party A or related dept., Party B renovates the property by himself.
(VII)	Party B sublets the property to third-party.

Beside the loss compensation liability and breaching liability, Party A can request Party B to alter or terminate the contract according to the above situation. Once the termination notice served, Party A can apply and file the termination of contract by himself.

Clause 19

Party B can

1.	request Party A to compensate the loss
2.	request Party A to refund the guarantee fee in double amount if loss occurs under any one of situation below:

(I)	Party A fails to hand over the rental property by 30 days (1 month) or above;
(II)	Party A breaches the Clause 11 of this contract, that the safety of rental property is not complying with the related law, regulation and rule requirement.
(III)	Party A breaches the Clause 13 of this contract by not bearing the responsible of repairing or paying repair fee.
(IV)	Without the agreement from Party B or related dept., Party A alters, expands or renovates the property by himself.
(V)	Party A requests to release (terminate) the contract by himself without any sound reason.

Beside the loss compensation liability and breaching liability, Party B can request Party A to alter or terminate the contract according to the above situation. Once the termination notice served, Party B can apply and file the termination of contract by himself.

Clause 20

After this contract expired, Party B shall move out and return the rental property within three days, and ensure the property and facility in good condition (except normal wear and tear). At the same time, Party B shall finish his responsibility by paying the fee and complete the handling procedure.

Clause 21

If Party B needs to continue lease the property after the contract expired, Party B shall ask for renewal three months before the contract expired; under the same condition, Party B has the first priority to lease the property.

Clause 22

Both Parties shall sign <Shenzhen rental property safety management responsibility certificate>. Party A provides the rental property is fulfill the safety standard and condition, and has no safety risk. Rental property construction, fire prevent facility, gasoline facilities, electricity facilities, exit and driveway etc is conform the government requirement in safety production, fire prevention, security, environmental protection, hygiene etc standard. Party B strictly follows government related department regulation safety production, fire prevention, security, environmental protection, hygiene etc standard to use the property and has the responsibility to ensure no safety risk existed when using the property. Both parties shall implement the clauses agreed in this contract voluntarily. If either party breaches the contract, he shall bear the related liability according to the contract.

Clause 23

Both parties set the Supplementary Agreement to include any issue not cover in this contract; Supplementary Agreement is part of this contract and has same legal binding with this contract after both parties signed.

Both parties would alter the content of the contract during the rental period, both parties shall register in the rental office within 10 days after the content altered.

Clause 24

Both parties shall solve by negotiation when any dispute occurs in this contract. If negotiation fails, it can ask the rental office to mediate. If mediation fails, it can:

-	Apply arbitration in Shenzhen arbitration committee;
-	Apply arbitration in China Economic Trading arbitration committee Shenzhen branch
-	Apply sue to the Civil court where the rental property located

Clause 25

Both parties agreed below correspondence address as both parties notice and correspondence served address:

Party A address: Shenzhen Long Hua Da Leng Guang Nan Street 440 Long Cheng Industrial park Yue On area no. 1 office 6/F

Party B address: Shenzhen Long Hua Da Leng Guang Nan Street 440 Long Cheng Industrial park 1# Building

If there is no agreed address, the correspondence address in this contract is the served address.

Served address is kept in effective if no written notice for changing. When one party sent the notice or documents and received in the other party correspondence address, it is served. When the sent document is return to the above mentioned address, the date of return is served date.

Clause 26

This contract will be in effect on the date of signature.

Both parties shall register or file in the rental office within 10 days of this contract signed.

Clause 27

The Chinese version of this contract is the original copy.

Clause 28

This contract is in 6 copies, Party A keeps 3 copies, Party B keeps 2 copies, Registered office keeps 1 copy.

Party A (signature):

Legal representative:

Contact no.:

Bank Account no.:

Authorized person (signature):                                             Date:

Party B (signature):

Legal representative:

Contact no.:

Bank Account no.:

Authorized person (signature):                                             Date:

Special Reminder

1.	Before signing a contract, both parties should read the contract properly and add, delete, select, supplement, filling, and modify the content of the contract terms through mutual agreement. Once contract signed, the content without alternation and content fill-in by the parties (confirm by signing or sealing by both parties) is deemed to be the content of this contract. The hand writing of selection, supplementary, filling, and modification in this contract shall be deemed priority in validity.
2.	Before the contract, the lessor must present the real estate rights certificate or other valid documents proving its ownership of the property and the certificate that can prove the identity or legal qualifications of the lessor to the lessee. If the property is entrusted by someone else, a power of attorney must be provided; if the property is leased out, all the co-owner's consent for the lease and power of attorney should be provided;
3.	The contract should be signed and carried out in accordance with law, and no violation of relevant legal procedures or violations of legal acts.
4.	Once this contract is signed, it is legally binding on both parties. It is necessary to abide by its own obligations as agreed by the two parties, and it is not allowed to change or terminate the contract without authorization.
5.	The contents filled in the contract by both parties must use carbon ink or blue-black ink, written with a brush, pen, and signature pen and signed or stamped for confirmation.
6.	There is a blank space (marked with an underline) in some of the clauses of this contract text which can be compromised by both parties, some clauses that can be selected by reference (marked by word).
7.	After signing this contract, the two parties should jointly register or file with the Housing Lease Management Department in time.
8.	The parties to the lease may decide the number of original copies of the contract according to actual needs and carefully check when extending the contract to ensure that the contents of each contract are consistent with each other; in any case, both parties should hold at least one contract each Original.
9.	In the event of major changes to the content of this contract, termination of the contract, or loss of the contract text, it shall be dealt with in a timely manner at the original registration authority.
10.	The two parties may negotiate on how to dispose of the liens in the rental property after the lease expires, and agree on the attached sheet.
11.	Article 6 of this contract "Use of leased property" should be filled in one of the following five categories: commercial, office, plant, warehouse, comprehensive.

Annex:

Property List

Sq No.	Property Name	Property Certificate	Certificate No.	Rental Area (sqm)	Rental Fee (RMB/sqm)	Monthly Rental Fee
1	1# 1/F	Property Certificate	Shenzhen Property No. 5009068903	1060	38	40280
	1# 2-5/F	Property Certificate	Shenzhen Property No. 5009068986 5009068987 5009068988 5009068989	4240	28	118720

2	2# 1/F	Property Certificate	Shenzhen Property No. 5000068990	1060	38	40280
	2# 2-5/F	Property Certificate	Shenzhen Property No. 5009068991 5009068985 5009068992 5009068984	4240	28	118720

3	Yue On #8 1/F	Non- movable Property Certificate	Guangzhou (2018) SZ non-movable property no. 0133054	1713.2	45	77094

4	C# Dormitory 1-6/F apartments & 1-4/F single room	Property Certificate	Shenzhen Property No. 5000092599 5000092598 5000092591 5000092592 5000092593 5000092600	2897.8	20	57956

	Total			15211		453050